UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2008
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16295 (Commission File Number)	75-2759650 (IRS Employer Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
     Effective February 7, 2008, Encore Acquisition Company (“EAC”) amended its Amended and Restated Credit Agreement, dated as of March 7, 2007 (the “Credit Agreement”), by and among EAC, Encore Operating, L.P. (“Encore Operating”), a wholly owned subsidiary of EAC, Bank of America, N.A., as administrative agent, and the lenders party thereto (such amendment being hereinafter referred to as the “First Amendment”). The First Amendment provides, among other things, that certain negative covenants in the Credit Agreement restricting hedge transactions do not apply to any oil and natural gas hedge transaction that is a floor or put transaction not requiring any future payments or delivery by EAC or any of its restricted subsidiaries. In addition, the First Amendment provides that, after giving effect to the sale by Encore Operating of the oil and natural gas properties described in Item 8.01 below, the borrowing base under the Credit Agreement is $870 million.
     This report contains only a summary of the First Amendment. The summary does not purport to be a complete summary of the First Amendment and is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
     Bank of America, N.A., the other lenders under the Credit Agreement and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for EAC and its subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.
Item 8.01      Other Events.
     On February 7, 2008, Encore Operating completed the sale of oil and natural gas producing properties in the Permian and Williston Basins (the “Subject Properties”) to Encore Energy Partners Operating LLC (“OLLC”), a wholly owned subsidiary of Encore Energy Partners LP (the “Partnership”), pursuant to the terms and conditions of a Purchase and Investment Agreement (the “Purchase Agreement”) among OLLC, the Partnership and Encore Operating.
     The purchase price for the Subject Properties was approximately $250.4 million, consisting of approximately $125.4 million in cash and 6,884,776 common units representing limited partner interests in the Partnership (“Common Units”). OLLC financed the cash portion of the purchase price through additional borrowings under its revolving credit facility. The Common Units were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.
     Each of the parties to the Purchase Agreement is a direct or indirect subsidiary of EAC. As a result, certain officers of EAC serve as officers and/or directors of more than one of such entities. After the transaction, EAC and its affiliates, including Encore Operating, own approximately 20.92 million of the Partnership’s outstanding Common Units, or approximately 67 percent of Common Units outstanding. EAC, through its indirect ownership of the Partnership’s general partner, also holds 504,851 general partner units in the Partnership.
     The Board of Directors of the Partnership’s general partner approved the transaction based on a recommendation from its Conflicts Committee, which consists entirely of independent directors. Simmons & Company International and Griffis & Associates, LLC acted as financial advisors to the Conflicts Committee of the Board of Directors of the Partnership’s general partner and delivered a fairness opinion in connection with the transaction.
     Lehman Brothers Inc. acted as financial advisor and rendered a fairness opinion to EAC’s Board of Directors in connection with the transaction.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Amended and Restated Credit Agreement, dated as of January 31, 2008, by and among Encore Acquisition Company, Encore Operating, L.P., Bank of America, N.A., as administrative agent and L/C issuer, and the lenders party thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: February 8, 2008	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	First Amendment to Amended and Restated Credit Agreement, dated as of January 31, 2008, by and among Encore Acquisition Company, Encore Operating, L.P., Bank of America, N.A., as administrative agent and L/C issuer, and the lenders party thereto.